CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to Registration Statement No. 33-08058 on Form N-1A of our report dated July 26, 2013, relating to the financial statements and financial highlights of BlackRock Strategic Municipal Opportunities Fund (formerly BlackRock Intermediate Municipal Fund) of BlackRock Municipal Series Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended May 31, 2013 and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 27, 2014